Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

3-FOR-2 STOCK SPLIT

RALEIGH, NC, June 21, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that its Board of Directors has approved a three-for-two stock split of the Company’s common stock. As a result of the stock split, stockholders will receive one additional common share for every two shares held on the record date of June 30, 2004.

As of June 21, 2004 Salix Pharmaceuticals had approximately 24 million shares outstanding. Upon completion of the split, the number of common shares outstanding will increase to approximately 36 million. Statements or certificates for the additional shares will be mailed on or about July 12, 2004 by the Company’s transfer agent, Computershare Investor Service, Inc.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Currently the Company markets COLAZAL®, XIFAXAN™, and AZASAN®. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of clinical trials and regulatory review, our reliance on our first few products, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.